TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders
Defined Terms
Proxy Statement
Election of Directors
Committees of the Board of Directors
Management Stock Ownership
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation of Directors
Certain Relationships and Related Transactions
Compensation and Option Committee Report on Executive Compensation (How Ford Determines Executive Compensation)
Compensation of Executive Officers
Stock Options
Performance Stock Rights and Restricted Stock Units
Stock Performance Graphs
Retirement Plans
Proposals Requiring Your Vote
Stockholder Proposals for 2001
Annual Report and Other Matters
Expenses of Solicitation
How to Attend the Annual Meeting
Directions to the Annual Meeting Site

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

Ford Motor Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[FORD MOTOR COMPANY LOGO]

One American Road

Dearborn, Michigan 48126

April 11, 2000

DEAR STOCKHOLDERS:

Our 2000 annual meeting of stockholders will be held at Zoo Atlanta, 800 Cherokee Avenue S.E., Atlanta, Georgia, on May 11, 2000.

The annual meeting will begin promptly at 10:00 a.m., eastern daylight saving time. If you plan to attend the meeting, please see the instructions for requesting an admission ticket on page 38.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

/s/ William Clay Ford, Jr.

WILLIAM CLAY FORD, JR.
Chairman

Whether or not you plan to attend the meeting, please provide your proxy by either calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Table of Contents

Notice of Annual Meeting of Stockholders	i

Defined Terms	ii

Proxy Statement	1

Election of Directors	3

Committees of the Board of Directors	9

Management Stock Ownership	11

Section 16(a) Beneficial Ownership Reporting Compliance	13

Compensation of Directors	13

Certain Relationships and Related Transactions	14

Compensation and Option Committee Report on Executive Compensation (How Ford Determines Executive Compensation)	15

Compensation of Executive Officers	20

Stock Options	22

Performance Stock Rights and Restricted Stock Units	23

Stock Performance Graphs	26

Retirement Plans	28

Proposals Requiring Your Vote	29

Stockholder Proposals for 2001	37

Annual Report and Other Matters	37

Expenses of Solicitation	37

How to Attend the Annual Meeting	38

Directions to the Annual Meeting Site	38

Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of Ford Motor Company will be held at Zoo Atlanta, 800 Cherokee Avenue S.E., Atlanta, Georgia, on Thursday, May 11, 2000, at 10:00 a.m., eastern daylight saving time. The purpose of the meeting is to vote on the following proposals:

Proposal 1.	The election of directors.

Proposal 2.	The approval of PricewaterhouseCoopers LLP as Ford’s independent public accountants for 2000.

Proposal 3.	A stockholder proposal relating to disclosing any prior governmental affiliation of directors, officers and consultants.

Proposal 4.	A stockholder proposal relating to independent directors on key board committees.

Proposal 5.	A stockholder proposal relating to a proposed amendment to the Company’s Certificate of Incorporation to restrict By-Law amendments.

Proposal 6.	A stockholder proposal relating to a proposed study to add Ford employee(s) to the Board of Directors.

Proposal 7.	A stockholder proposal relating to requiring stockholder approval before initiating stock buyback programs.

The record date for the annual meeting is March 15, 2000. Only stockholders of record at the close of business on that date can vote at the meeting.

/s/ John M. Rintamaki
JOHN M. RINTAMAKI
Secretary

April 11, 2000

i

Defined Terms

“Class B Stock” means Ford’s Class B Stock.

“Ford” or “we” or “ Company” means Ford Motor Company.

“Contingent Stock Right” or “Performance Stock Right” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock based on performance against specified goals created by the Compensation Committee.

“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.

“Final Award” means shares of common stock awarded by the Compensation Committee under a Contingent Stock Right or Performance Stock Right.

“Long-Term Incentive Plan” means Ford’s 1986, 1990 or 1998 Long-Term Incentive Plan.

“Named Executives” means the executives named in the Summary Compensation Table on p. 20.

“Restricted Stock Unit” or “Unit ” means the right to receive cash equal to the then-current value of one share of common stock if specified goals set by the Compensation Committee are met.

“Series B Preferred Stock” means Ford’s Series B Cumulative Preferred Stock.

“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

ii

Proxy Statement

Ford Motor Company	April 11, 2000
One American Road
Dearborn, Michigan 48126

The Board of Directors is soliciting proxies to be used at the 2000 annual meeting. This proxy statement and the enclosed form of proxy will be mailed to stockholders beginning April 11, 2000.

Definitions of capitalized terms in this Proxy Statement are on the facing page.

Who Can Vote

Record holders of common stock and record holders of Class B Stock at the close of business on March 15, 2000 may vote at the meeting. Holders of Series B Preferred Stock cannot vote at this meeting.

On March 15, 2000, 1,134,868,649 shares of common stock and 70,852,076 shares of Class B Stock were outstanding. Each stockholder has one vote for each share of common stock and 10.678 votes for each share of Class B Stock.

Holders of common stock have 60% of the general voting power; holders of Class B Stock have the remaining 40% of the general voting power. Holders of common stock and holders of Class B Stock will vote together, without regard to class, on the matters to be voted upon at the meeting.

How You Can Vote

Stockholders of record can give a proxy to be voted at the meeting either (i) over the telephone by calling a toll-free number, (ii) electronically, using the Internet, or (iii) by mailing in the enclosed proxy card. Stockholders who hold their shares in “street name” must vote their shares in the manner prescribed by their brokers.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

Whether you choose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from each of six additional proposals. Proposals 1 and 2 will be presented at the meeting by management, and the rest may be presented by stockholders. Proposal 1 for the election of directors is described in this proxy statement beginning at p. 3 and the remaining proposals are described beginning at p. 29.

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them “for” the election of all nominees for director as set forth under “Election of Directors” (Proposal 1) below; “for” Proposal 2; and “against” Proposals 3 through 7.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Secretary;

(2)	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

Required Votes

A majority of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 1.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are not considered “shares present” and will not affect the outcome of the vote.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors
(Proposal 1 on the Proxy Card)

Thirteen directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met eleven times during 1999. The following information about the nominees was provided by the nominees.

Nominees

Michael D. Dingman		[PHOTO]

Age:	68

Director Since:	1981

Principal Occupation:	President and CEO, Shipston Group Ltd., Nassau, Bahamas

Recent Business Experience:	Mr. Dingman is the President and CEO of Shipston Group Ltd., a diversified international holding company. In addition, he is the former Chairman of the Board and a current director of Fisher Scientific International, a leader in serving science and providing products and services to research, health care, industry, education, and governments worldwide.

Other Directorships:	Teekay Shipping Corporation

Edsel B. Ford II		[PHOTO]

Age:	51

Director Since:	1988

Principal Occupation:	Former Vice President, Ford Motor Company and Former Chief Operating Officer, Ford Motor Credit Company

Recent Business Experience:	Mr. Ford retired as President and Chief Operating Officer of Ford Motor Credit Company in 1998 having served in that capacity since May 1991. Mr. Ford was also a Vice President of the Company from 1993 through the end of 1998. Prior to 1991, he held numerous senior executive positions at Ford and Lincoln-Mercury, both domestic and abroad.

Other Directorships:	Federal Reserve Bank of Chicago, Detroit Branch; The Skillman Foundation

William Clay Ford		[PHOTO]

Age:	75

Director Since:	1948

Principal Occupation:	Retired Chairman of the Finance Committee, Ford Motor Company

Recent Business Experience:	Mr. Ford served as Chairman of the Finance Committee of Ford’s Board of Directors from November 1987 to January 1995. He was elected a Vice Chairman of Ford in 1980, retiring from that position in 1989. He also owns and is President of The Detroit Lions, Inc.

William Clay Ford, Jr.		[PHOTO]

Age:	42

Director Since:	1988

Principal Occupation:	Chairman of the Board of Directors, Chairman of the Environmental and Public Policy Committee, Chairman of the Finance Committee and Chairman of the Organization Review and Nominating Committee, Ford Motor Company.

Recent Business Experience:	Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. Effective January 1, 1995, Mr. Ford became Chairman of the Finance Committee, and effective January 1, 1999, he was elected Chairman of the Board of Directors of the Company. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., and Chairman of the Board of Trustees of the Henry Ford Museum and Greenfield Village. He also is a Vice Chairman of Detroit Renaissance Foundation and a Trustee of Conservation International Foundation.

Irvine O. Hockaday, Jr.		[PHOTO]

Age:	63

Director Since:	1987

Principal Occupation:	President and CEO, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience:	Mr. Hockaday has been President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978.

Other Directorships:	Dow Jones, Inc.; Sprint Corporation; UtiliCorp United, Inc.

Marie-Josée Kravis		[PHOTO]

Age:	50

Director Since:	1995

Principal Occupation:	Senior Fellow, Hudson Institute Inc., Indianapolis, Indiana

Recent Business Experience:	Mrs. Kravis was appointed a senior fellow of the Hudson Institute Inc. in 1994. Prior to that time, and since 1978, she served as Executive Director of the Hudson Institute of Canada.

Other Directorships:	Canadian Imperial Bank of Commerce; Hasbro Inc.; Hollinger International Inc.; StarMedia Network, Inc.; The Seagram Co. Ltd.; Compagnie UniMédia

Ellen R. Marram		[PHOTO]

Age:	53

Director Since:	1988

Principal Occupation:	President and CEO, efdex inc., Stamford, Connecticut

Recent Business Experience:	Ms. Marram was appointed President and CEO of efdex inc. effective August 1999. She previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998 and had previously served as President of the Group since joining Seagram in 1993. She also served as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. She served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993.

Other Directorships:	efdex inc; The New York Times Company

Jacques A. Nasser		[PHOTO]

Age:	52

Director Since:	1998

Principal Occupation:	President and Chief Executive Officer, Ford Motor Company

Recent Business Experience:	Prior to his election as President and CEO of the Company effective January 1, 1999, Mr. Nasser was Executive Vice President, President — Ford Automotive Operations. Before heading Ford Automotive Operations, Mr. Nasser was Group Vice President — Product Development from 1994 to 1996. He was elected a Company Vice President in 1993 as the Chairman of Ford of Europe. From 1990 to 1993, Mr. Nasser served as President of Ford of Australia. He has held a number of other global positions in Asia-Pacific and South America since joining the Company in 1968.

Homer A. Neal		[PHOTO]

Age:	57

Director Since:	1997

Principal Occupation:	Director, ATLAS Project, Professor of Physics, and Interim President Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience:	Dr. Neal is the Director of the ATLAS Project, Professor of Physics, and Interim President Emeritus at the University of Michigan. He served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. From 1987 to 1993, Dr. Neal was Chair of the University of Michigan’s Physics Department and from 1993 to 1997 he served as Vice President of Research for the University of Michigan.

Other Directorships:	Ogden Corporation; Center for Strategic and International Studies; Smithsonian Institution

Jorma J. Ollila		[PHOTO]

Age:	49

Director Since:	2000

Principal Occupation:	Chairman of the Board, Chief Executive Officer and Chairman of the Group Executive Board, Nokia Corporation, Finland

Recent Business Experience:	Mr. Ollila has been Chairman of the Board and Chief Executive Officer of Nokia since 1999. He also has been Chairman of its Group Executive Board since 1992. He was President and Chief Executive Officer from 1992 to 1999, a member of its Board of Directors since 1995 and a member of its Group Executive Board since 1986. He also held various other positions since joining Nokia in 1985. From 1978 to 1985, Mr. Ollila held various positions with Citibank Oy and Citibank N.A.

Other Directorships:	Otava Books and Magazines Group, Ltd.; UPM-Kymmene Corporation

Carl E. Reichardt		[PHOTO]

Age:	68

Director Since:	1986

Principal Occupation:	Retired Chairman and CEO, Wells Fargo & Company, San Francisco, California

Recent Business Experience:	Mr. Reichardt served as Chairman and CEO of Wells Fargo & Company from 1983 until his retirement on December 31, 1994.

Other Directorships:	Columbia/ HCA Healthcare Corporation; ConAgra, Inc.; McKesson HBOC, Inc.; Newhall Management Corporation; Pacific Gas and Electric Company; PG&E Corporation; HSBC Holdings plc

Robert E. Rubin		[PHOTO]

Age:	61

Director Since:	2000

Principal Occupation:	Director, Chairman of the Executive Committee and Member of the Office of the Chairman, Citigroup, Inc., New York, New York

Recent Business Experience:	Before joining Citigroup in 1999, Mr. Rubin served as U.S. Secretary of the Treasury from 1995 to 1999. He previously served from 1993 to 1995 in the White House as Assistant to the President for Economic Policy and, in that capacity, directed the activities of the National Economic Council. Prior to that time, Mr. Rubin spent 26 years at Goldman, Sachs & Co., where he served as Co-Senior Partner and Co-Chairman from 1990 to 1992, and Vice Chairman and Co-Chief Operating Officer from 1987 to 1990.

Other Directorships:	Citigroup, Inc.

John L. Thornton		[PHOTO]

Age:	46

Director Since:	1996

Principal Occupation:	President and Co-Chief Operating Officer, The Goldman Sachs Group, Inc.

Recent Business Experience:	Mr. Thornton formerly served as Chairman of Goldman Sachs — Asia. He was previously co-chief executive of Goldman Sachs International, the firm’s business in Europe, the Middle East and Africa. Mr. Thornton joined Goldman Sachs in 1980 and was named a partner in 1988.

Other Directorships:	British Sky Broadcasting Group PLC; The Goldman Sachs Group, Inc.; Laura Ashley PLC; Pacific Century Group, Inc.

Committees of the Board of Directors

Audit Committee

Number of Members:	5

Members:	Irvine O. Hockaday, Jr. (Chairman)

Ellen R. Marram
Homer A. Neal
Jorma J. Ollila
John L. Thornton

Number of Meetings in 1999:	4

Functions:	Selects independent public accountants to audit Ford’s books and records, subject to stockholder approval.

Consults with these accountants and reviews and approves the scope of their audit.

Reviews internal controls, accounting practices, financial structure, and financial reporting.

Reports to the Board of Directors about these matters.

Compensation and Option Committee

Number of Members:	3

Members:	Michael D. Dingman (Chairman)

Carl E. Reichardt
Robert E. Rubin

Number of Meetings in 1999:	6

Functions:	Establishes the salaries and determines any bonus awards for Ford’s executive officers.

Considers and makes recommendations on Ford’s executive compensation plans.

Makes grants of stock options, Performance Stock Rights and Restricted Stock Units.

Environmental and Public Policy Committee

Number of Members:	4

Members:	William Clay Ford, Jr. (Chairman)

Ellen R. Marram
Homer A. Neal
Jorma J. Ollila

Number of Meetings in 1999:	2

Functions:	Reviews environmental and public policy issues facing the Company around the world. Reports to the Board of Directors about these matters.

Finance Committee

Number of Members:	8

Members:	William Clay Ford, Jr. (Chairman)

Michael D. Dingman
Edsel B. Ford II
William Clay Ford
Marie-Josée Kravis
Jacques A. Nasser
Carl E. Reichardt
Robert E. Rubin

Number of Meetings in 1999:	1

Functions:	Between meetings of the Board of Directors, exercises all Board powers concerning Ford’s financial policies and financial management (except matters within the powers of the Audit Committee or the Compensation and Option Committee).

Organization Review and Nominating Committee

Number of Members:	11

Members:	William Clay Ford, Jr. (Chairman)

Michael D. Dingman
Edsel B. Ford II
William Clay Ford
Irvine O. Hockaday, Jr.
Marie-Josée Kravis
Ellen R. Marram
Jacques A. Nasser
Homer A. Neal
Carl E. Reichardt
John L. Thornton

Number of Meetings in 1999:	7

Functions:	Makes recommendations on:

• Ford’s management organization;

• the nominations or elections of directors and officers;

• the size and composition of the Board; and

• the appointments of other Company employees referred to the Committee.

Considers stockholder suggestions for nominees for director (other than self-nominations). Suggestions should be submitted to the Secretary of the Company, One American Road, Dearborn, Michigan 48126. Suggestions received by the Secretary’s office before December 31 will be considered by the Committee at a regular meeting in the following year, before the proxy materials are mailed to stockholders.

Management Stock Ownership

The table below shows how much stock of Ford and of its majority-owned subsidiary, The Hertz Corporation (“Hertz”), each director, nominee, and Named Executive beneficially owned as of March 1, 2000 (except as otherwise noted). No director, nominee, or Named Executive beneficially owned any Ford Series B Preferred Stock. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.2% of Ford’s total outstanding common stock or of Hertz’s total outstanding Class A Common Stock. Directors and executive officers as a group, including the Named Executives, beneficially owned 0.4% of Ford common stock and 0.1% of Hertz’s Class A Common Stock. In addition, these persons held options exercisable on or within 60 days after March 1, 2000 to buy 7,871,159 shares of Ford common stock under stock option plans.

				Percent of
		Ford		Outstanding	Hertz
	Ford	Common	Ford	Ford	Class A
	Common	Stock	Class B	Class B	Common
Name	Stock(1)(2)	Units(3)	Stock(4)	Stock	Stock

W. Wayne Booker	232,463	0	0	0	5,000

John M. Devine	49,511	486	0	0	2,000

Michael D. Dingman*	20,730	85,775	0	0	0

Edsel B. Ford II*	245,490	190	5,633,928	7.95	0

William Clay Ford*	2,019,287	1,298	15,136,209	21.36	0

William Clay Ford, Jr.*	187,131	1,108	3,300,320	4.66	0

Irvine O. Hockaday, Jr.*	10,515	9,300	0	0	0

Marie-Josée Kravis*	4,600	6,722	0	0	0

Ellen R. Marram*	9,610	13,855	0	0	0

Jacques A. Nasser*	130,593	40,848	0	0	10,000

Homer A. Neal(5)*	3,200	791	0	0	0

Jorma J. Ollila*	2,000	0	0	0	0

Richard Parry-Jones	31,831	0	0	0	0

Peter J. Pestillo	152,148	298,951	0	0	5,000

Carl E. Reichardt*	22,000	1,298	0	0	0

Robert L. Rewey	100,794	13,922	0	0	2,000

Robert E. Rubin*	5,000	0	0	0	0

John L. Thornton(6)*	13,438	7,680	0	0	0

All Directors and Executive Officers as a group (67 persons)	4,579,588	615,484	24,070,457	33.97	29,190

*  Indicates Directors

Notes

(1)Includes restricted shares of common stock issued under the Restricted Stock Plan for Nonemployee Directors, as follows: 1,200 shares for Homer A. Neal; 400 shares each for William Clay Ford, Jr. and Marie-Josée Kravis; and 2,000 shares each for the other eligible nonemployee directors, except John L. Thornton, for whom the number includes 1,150 restricted common stock equivalents under that plan, and except for Jorma J. Ollila and Robert E. Rubin, neither of whom have yet to receive stock under that plan. Messrs. Ollila and Rubin will receive a grant of restricted shares of common stock under that plan after six months of service on the Board. For nominees who are or were Ford employees, amounts shown include shares of common stock represented by Ford Stock Fund Units credited under a deferred compensation plan. These shares may be delivered after termination of employment.

Also, amounts shown include restricted shares of common stock issued under the 1998 Long-Term Incentive Plan as follows: 27,831 shares for William Clay Ford, Jr. as payment for his services as Chairman of the Board of Directors (see p. 13 of this Proxy Statement); and 9,277 shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the Company (see p. 14 of this Proxy Statement).

(2)Michael D. Dingman has reported and disclaimed beneficial ownership of 1,782 shares of common stock owned by members of his immediate family.

Present directors and executive officers as a group have reported and disclaimed beneficial ownership of a total of 2,557 shares of common stock.

Also, on March 1, 2000 (or within 60 days after that date), the Named Executives have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans as follows:

Person	Number of Shares

W. Wayne Booker	544,553

John M. Devine	416,946

Jacques A. Nasser	964,947

Richard Parry-Jones	280,877

Peter J. Pestillo	477,543

Robert L. Rewey	380,507

(3)These are common stock units credited under a deferred compensation plan and payable in cash.

(4)As of March 1, 2000, the following persons owned more than 5% of the outstanding Class B Stock: Josephine F. Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 14,388,029 shares (20.30%); and Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 8,345,489 shares (11.78%).

Of the outstanding Class B Stock, 47,077,312 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay Ford.

(5)Shares reported as beneficially owned by Dr. Neal include shares acquired on March 20, 2000.

(6)Shares reported as beneficially owned by John L. Thornton do not include securities held by The Goldman Sachs Group, Inc. in the ordinary course of business.

Impact Resulting From Spin-off of Associates First Capital Corporation Stock

To account for the change in the value of the Company’s common stock resulting from the spin-off of the Company’s interest in Associates First Capital Corporation on April 7, 1998, the following items held by officers or directors of the Company as of April 9, 1998 were adjusted to ensure that the aggregate value of the item before and after the spin-off would be approximately equal: common stock units, contingent stock rights, deferred contingent credits, performance stock rights, restricted common stock equivalents, restricted stock units, and stock options. References in this proxy statement to any of these items that were issued prior to April 9, 1998 are to the adjusted amounts.

Section 16(a)
Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and officers were complied with for 1999 and prior years, except that due to a clerical oversight by the Company, William Clay Ford had one late report of three transactions and William Clay Ford, Jr. had one late report of one transaction.

Compensation of Directors

Goal. Ford wants the directors’ compensation to be tied to your interests as stockholders. Accordingly, 25% ($10,000) of a director’s annual Board membership fee is deferred in the form of common stock units. This deferral, together with the restricted stock given to directors and director stock ownership goals, is part of Ford’s commitment to link director and stockholder interests. These compensation programs are described below.

Fees. The following fees are paid to directors, other than the Chairman of the Board, who are not Ford employees:

Annual Board membership fee	$40,000

Annual Committee membership fee	$10,000

Attendance fee for each Board meeting	$1,000

The Chairman of the Board is paid a fee for each calendar quarter of $375,000, paid in restricted shares of common stock. These shares cannot be sold for one year and are subject to the conditions of the 1998 Long-Term Incentive Plan.

Deferred Compensation Plan. Under this plan, 25% of a director’s annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semiannually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan. Nonemployee directors also receive restricted shares of common stock. Each nonemployee director who has served for at least six months receives 2,000 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. Each nonemployee director receives an additional 2,000 shares on the same terms when the restrictions on all of the prior 2,000 shares end.

Stock Ownership Goals. To further link director and stockholder interests, Ford established stock ownership goals for nonemployee directors in 1995. Each nonemployee director has a goal to own common stock equal in value to five times the sum of the director’s annual Board and Committee fees within five years.

Life Insurance. Ford provides nonemployee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least age 55 and has served for at least five years. A director who retires from the Board after age 70, or, with Board approval, after age 55, and who has served for at least five years may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

Matching Gift Program. Nonemployee directors may give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributes two dollars.

Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties (including service as a director). For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

Since January 1999, Ford has had a similar consulting agreement with Edsel B. Ford II. Under this agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The shares cannot be sold for one year and are subject to the conditions of the 1998 Long-Term Incentive Plan. The other terms of the agreement are substantially similar to those described in the paragraph above.

Mrs. Lynn Ford Alandt’s husband owns a Ford-franchised dealership and a Lincoln Mercury-franchised dealership. In 1999, the dealerships paid Ford about $84.8 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $14.9 million for services in the ordinary course of business. Also in 1999, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $74.9 million of financing to the dealerships and paid about $385,000 to them in the ordinary course of business. The dealerships paid Ford Credit about $73.9 million in the ordinary course of business.

John L. Thornton is President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. Goldman Sachs has provided Ford with investment banking services for many years. Ford expects Goldman Sachs to continue providing similar services in the future.

Compensation and Option Committee Report on Executive Compensation
(How Ford Determines Executive Compensation)

Purposes

Ford’s executive compensation program aims to:

• Link managers’ goals with your interests as stockholders.

• Support business plans and long-term Company goals.

• Tie executive compensation to Company performance.

• Attract and retain talented leadership.

Types of Compensation

There are two main types of compensation:

(1)	Annual compensation. This includes salary and bonus. Ford awards bonuses only when a year’s profits and other performance criteria meet a certain level required under the bonus plan.

(2)	Long-term compensation. This includes stock options and other long-term incentive awards based on common stock. The value of these awards depends on Company performance and future stock value.

Factors Considered in Determining Compensation

The Compensation Committee wants the compensation of Ford executives to be competitive in the worldwide auto industry and with major U.S. companies. Each year, the Committee reviews a report from an outside consultant on Ford’s compensation program for executives. The report discusses all aspects of compensation as well as how Ford’s program compares with those of other large companies. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee decides the compensation of executives.

The consultant develops compensation data using a survey of several leading companies picked by the consultant and Ford. General Motors and DaimlerChrysler were included in the survey. Eighteen leading companies in other industries also were included because the job market for executives goes beyond the auto industry. Companies were picked based on size, reputation, and business complexity.

The Committee looks at the size and success of the companies and the types of jobs covered by the survey in determining executive compensation. One goal of Ford’s compensation program over time is to approximate the survey group’s average compensation, adjusted for company size and performance. The goal moves higher for selected key positions which are critical to the future success of Ford. In 1999, Ford’s executive salaries and long-term incentive awards generally were consistent with this goal. Data on bonuses for the surveyed companies are not yet available, but the Committee expects Ford’s 1999 bonuses to be above the average of the survey group.

The Committee also considers the tax deductibility of compensation paid to the Named Executives. In 1998, you approved the terms of the new Annual Incentive Compensation Plan and the new 1998 Long-Term Incentive Plan so that certain compensation paid to these individuals would be deductible by the Company under federal tax law. In 1995, you approved the terms of the 1990 Long-Term Incentive Plan for the same reason. These plans limit the amount of bonuses, stock awards and stock options that may be granted to any person in any year.

Further, in 1994, the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own common stock worth a multiple of salary, ranging from one times salary to up to five times salary for the CEO, within five years. The CEO and most other key managers have achieved their stock ownership goals.

Annual Compensation

General

Annual compensation for Ford executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

The Committee aims to pay salaries at the average of the survey companies, adjusted for company size and performance. This goal moves higher for selected key positions. The Committee also looks at the specific job duties, the person’s achievements, and other criteria.

Bonuses

The Annual Incentive Compensation Plan provides for annual cash awards to participants based on achievement of specific performance goals relating to a specific year.

For 1999, the Committee set a bonus formula using performance goals based on corporate pre-tax income, automotive after-tax return on sales, Ford Motor Credit Company return on equity and quality (based on warranty performance and customer satisfaction). Awards may be less than or greater than 100% of the target award. The limit, approved by you, on the amount of a bonus award for any of the Named Executives for any year under the plan is $10,000,000. This limit is not a target. All 1999 bonuses to Named Executives were below the limit.

The Committee also set target awards for the Company officers based on each person’s level of responsibility. Using business data, the Committee reviewed Ford’s performance during 1999 against the goals. The Committee decided that Ford exceeded the corporate pre-tax income goal, exceeded the automotive after-tax return on sales goal, almost met the Ford Motor Credit Company return on equity goal and did not achieve the quality goal. Based on this performance, the Committee decided to award 92% of the target awards to the officers and then make adjustments for individual performance for awards to officers who are not Named Executives.

The total amount set aside for bonuses in a given year depends on Ford’s performance during the year against the performance goals. For 1999, the Committee set aside $394 million. Individual awards depend on each person’s level of responsibility. For persons other than the Named Executives, the Committee increases or decreases awards from a formula amount, based on leadership level or salary grade level, to reward a person’s or group’s performance.

Long-Term Compensation

General

Today’s business decisions affect Ford over a number of years. This is why the long-term incentive awards are tied to Ford’s performance and the value of Ford’s common stock over several years.

In general, the amount of the long-term incentive awards does not change as much as the amount of the annual bonus awards.

The charts on pp. 26 and 27 show the long-term performance of Ford’s common stock.

Stock Options

Stock options are an important part of Ford’s long-term incentive program. The managers who get them gain only when you gain — when the common stock value goes up.

In 1997, 1998 and 1999, the Named Executives and other employees received ten-year options in amounts generally similar to prior years. In deciding the size of individual option grants for 1999, the Committee considered the number of options granted to the person in prior years, as well as the total number of options awarded to all employees. A formula approved by you limits the number of options that may be granted to any Named Executive. This limit, which is not a target, is 2.5% of the highest number of shares available in any year for grants under the 1998 Long-Term Incentive Plan, as adjusted under the Plan. All 1999 stock option grants to the Named Executives were below this limit.

Stock Awards

Common stock awards are based on performance against goals created by the Committee over a period of years.

In 1999, the Committee granted Performance Stock Rights to Company officers and certain other top executives. These Performance Stock Rights cover the performance period 1999-2001. Up to 150% of these rights may be awarded in the form of common stock after this period ends. The awards are made if goals relating to total shareholder returns relative to the stock of all other Standard & Poor’s 500 companies are met.

The size of a person’s Performance Stock Right award depends on competitive long-term compensation values determined by the outside consultant, the person’s job, and the person’s expected role in Ford’s long-term performance. In general, under the terms of the Performance Stock Rights, less than the maximum number of shares covered by the Performance Stock Right are awarded if the goals are only partly met.

The 1998 Long-Term Incentive Plan sets a limit, approved by you, on the number of shares available as stock awards under Performance Stock Rights to any Named Executive in any year. This limit is 500,000 shares, as adjusted under the Plan. The Performance Stock Rights granted in 1999 for the Named Executives are below the limit. For the 1999-2001 period, the Committee decided to pay Dividend Equivalents in cash on the Performance Stock Rights granted in 1999.

The Final Awards of common stock in 1999 under the 1990 Long-Term Incentive Plan covered the performance period 1996-1998. Under that plan, up to 100% of the Contingent Stock Rights awarded may be granted in the form of common stock after the period ends. Using business data, the Committee reviewed Ford’s performance during the 1996-1998 period against goals for corporate return on equity (20%), new product programs (20%), internal financial metrics (15%), product quality and customer acceptance worldwide (30%), and relationships with employees (15%). The Committee decided that Ford achieved the return on equity and employee relationships goals, mostly met the new product program goals, and partially met the product quality, customer acceptance and internal financial metrics goals. Based on this performance, the Committee decided to award 85% of the shares covered by the Contingent Stock Rights and then make adjustments for individual performance.

For the Named Executives, the adjusted awards for 1996-1998 were 90%-100% of the initial grants. The Final Awards for the period ending in 1999 will be made in mid-2000 after Company performance data are available. These amounts will appear in next year’s proxy statement.

Restricted Stock Units

The Committee granted Restricted Stock Units to ten executives in 1999. Five of the ten — Messrs. Nasser, Booker, Pestillo, Parry-Jones and Rewey — are Named Executives.

A Restricted Stock Unit is worth one share of common stock. Again, this ties the executive’s interests to your interests as stockholders. If the executive meets certain goals decided by the Committee, Ford pays the executive cash for each Restricted Stock Unit equal to the then-current value of a share of common stock.

The Committee grants the Restricted Stock Units and decides the goals, the restriction period, and the other terms of each Unit. The Committee also decides the extent to which the goals have been met and the final number of Units to award after the restriction period ends. During the restriction period, the Units cannot be sold or otherwise disposed of, and they are subject to conditions under the 1998 Long-Term Incentive Plan.

The grant of Restricted Stock Units depends on the achievement of several major Ford goals based on progress in becoming the world’s leading consumer company for automotive products and services with superior shareholder returns: strong global brands, superior customer satisfaction and loyalty, best total value to the consumer, nimble organization with leaders at all levels, and corporate citizenship.

The Committee also reviews each person’s contribution to meeting these goals. Restricted Stock Units generally may not be paid out until 18 months after retirement and are subject to conditions under the 1998 Long-Term Incentive Plan. Dividend Equivalents are paid in cash until the payout of the Units. The Units have no voting rights.

Select Retirement Plan

To accelerate the development of future leaders and enhance talent diversity, the Committee supported making offers under the Select Retirement Plan, a voluntary retirement program for certain U.S. management employees, in 1999. In general, the program added three years of age and contributory service for retirement benefits purposes. To be eligible, employees generally had to be at least age 52 with 10 or more years of service. The Committee reviewed and approved Select Retirement Plan offers for certain executives. Some of the executives retired during 1999 under this program. More information on the program is on p. 29.

CEO Compensation

Annual Compensation

Mr. Nasser’s salary was $1.5 million in 1999. The Committee last increased his salary in 1998 to reflect his increased job responsibilities. The Committee also considered the pay practices of the survey companies.

Mr. Nasser’s bonus for 1999 was based on Ford’s performance, using the method described above under “Bonuses.” It also considered his job as head of a restructured global company with a wide area of control and broad duties. The Committee and other nonemployee directors of Ford reviewed his 1999 accomplishments, and the Committee considered these combined views. Mr. Nasser’s bonus for 1999 was at the formula limit in the bonus plan, but below the $10,000,000 plan limit.

Long-Term Compensation

The Final Award of common stock in 1999 for Mr. Nasser was based on Ford’s performance from 1996 to 1998, using the method described above under “Long-Term Compensation — Stock Awards.” (The amount of the Final Award is shown in column (h) of the Summary Compensation Table on p. 20, under the heading “LTIP Payouts.”) The Committee adjusted the amount based on the factors described above. The Final Award was in shares of common stock.

The value of the stock options and Performance Stock Rights granted to Mr. Nasser in 1999 also depends on Ford’s future success — and whether that success is reflected in the value of the common stock. For the Performance Stock Rights, the value of any Final Award also depends on the level of achievement of total shareholder return goals created by the Committee for 1999-2001.

In applying its “negative discretion” under the Internal Revenue Code in deciding the number of stock options to grant Mr. Nasser (shown in column (b) of the Options/ SAR Grants Table on p. 22), the Committee considered the value of his other long-term incentive compensation compared with competitive long-term compensation values. It also considered the complexity and duties of his job. In deciding the number of Restricted Stock Units to grant Mr. Nasser (shown in the Long-Term Incentive Plan Awards Table on p. 24), the Committee also considered the importance of his contribution to the achievement of major Company goals relating to the transition to a consumer-oriented company.

Finally, the Committee considered the deductibility of Mr. Nasser’s compensation under the tax laws. As discussed above, you approved plan amendments and new plans allowing Ford to deduct, for federal income tax purposes, certain parts of Mr. Nasser’s compensation (as well as that of other Named Executives) for tax years starting with 1995.

Compensation and Option Committee

Michael D. Dingman, Chairman

Carl E. Reichardt
Robert E. Rubin

Compensation of Executive Officers

The table below shows the before-tax compensation for the last three years for Jacques A. Nasser, who served as CEO in 1999, the four next highest paid executive officers at the end of 1999, and John M. Devine, for whom disclosure is required under SEC rules even though Mr. Devine retired as an executive officer of the Company before the end of 1999.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation

		Annual Compensation				Awards		Payouts

(a)	(b)	(c)		(d)			(g)	(h)
					(e)	(f)	Securities
					Other	Restricted	Underlying
					Annual	Stock	Options/	LTIP
					Compensation	Award(s)	SARs	Payouts
Name and Principal Position	Year	Salary($)		Bonus($)	($)	($)(1)	(#)(2)	($)(3)

Jacques A. Nasser(5)	1999	1,500,000		6,722,000	1,842,269	—	400,000	—
President and CEO	1998	1,050,000		5,000,000	773,369	—	915,700	2,893,975
	1997	716,664		3,000,000	362,871	—	215,700	6,051,332

W. Wayne Booker(6)	1999	763,333		2,297,000	405,871	—	100,000	—
Vice Chairman	1998	714,166		3,100,000	416,356	—	107,850	2,480,550
	1997	677,917		2,300,000	354,135	—	107,850	7,692,401

John M. Devine(7)	1999	600,000		1,720,000	685,144	—	100,000	—
Former Executive Vice	1998	700,000		3,100,000	584,019	—	215,700	2,604,750
President and	1997	608,333		2,300,000	300,815	—	215,700	3,589,787
Chief Financial Officer

Richard Parry-Jones(8)	1999	502,500		1,063,000	207,099	—	50,000	—
Group Vice President,	1998	428,000	(10)	1,500,000	159,717	—	71,900	1,178,750
Product Development and	1997	360,888	(10)	900,000	81,932	—	43,140	832,125
Quality

Peter J. Pestillo(9)	1999	763,333		2,297,000	225,426	—	100,000	—
Vice Chairman	1998	650,000		2,000,000	248,310	—	93,470	1,966,500
	1997	622,500		1,600,000	266,906	—	93,470	6,478,688

Robert L. Rewey	1999	702,500		1,531,000	227,588	—	60,000	—
Group Vice President,	1998	654,166		2,000,000	245,761	—	86,280	1,966,500
Marketing, Sales and	1997	613,333		1,700,000	233,601	—	86,280	5,289,938
Service

[Additional columns below]

[Continued from above table, first column(s) repeated]

(a)	(i)
All Other
Compensation
Name and Principal Position	($)(4)

Jacques A. Nasser(5)	90,000
President and CEO	63,000
42,998

W. Wayne Booker(6)	45,798
Vice Chairman	42,845
40,675

John M. Devine(7)	35,996
Former Executive Vice	41,998
President and	36,500
Chief Financial Officer

Richard Parry-Jones(8)	30,146
Group Vice President,	516,366
Product Development and	—
Quality

Peter J. Pestillo(9)	45,798
Vice Chairman	38,995
37,345

Robert L. Rewey	42,148
Group Vice President,	39,245
Marketing, Sales and	36,797
Service

Notes

(1)Listed below are the total number of shares represented by Ford Stock Fund Units credited to the Named Executives under a deferred compensation plan and the market values of these shares (determined by the closing price of common stock on the New York Stock Exchange on December 31, 1999). These shares will be distributed after termination of employment.

Named Executive	Number of Shares	Market Value

W. Wayne Booker	105,549	$5,627,118

Robert L. Rewey	28,697	$1,529,947

None of the Named Executives were awarded or owned any restricted stock as of December 31, 1999.

(2)In general, under the 1985 Stock Option Plan, the 1990 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan, stock appreciation rights may be granted along with the grant of options to executive officers. Exercise of a stock appreciation right cancels the related stock option, and vice versa.

(3)These amounts represent Final Awards under the Long-Term Incentive Plans for performance periods ending in 1997 and 1998. The Final Awards for the performance periods ending in 1997 and 1998 generally were in unrestricted stock. Final Awards are based on the attainment of performance goals and on individual performance. No amount is shown for the performance period ending in 1999 because the awards will not be decided until the middle of 2000. Those amounts will appear in next year’s proxy statement.

(4)These amounts are (1) matching contributions by Ford under the Savings and Stock Investment Plan (“SSIP”) and (2) the values of certain credits provided to the Named Executives under the Benefit Equalization Plan (“BEP”). Under the BEP, Ford provides benefits substantially equal to benefits that could not be provided under the SSIP because of limitations under the Internal Revenue Code. For 1999, the amounts shown in column (i) as SSIP matching contributions and BEP credits, respectively, are as follows:

	SSIP
	Matching		BEP
Person	Contributions		Credits

Jacques A. Nasser	$9,598	and	$80,402

W. Wayne Booker	$9,598	and	$36,200

John M. Devine	$7,198	and	$28,798

Richard Parry-Jones	$9,598	and	$20,548

Peter J. Pestillo	$9,598	and	$36,200

Robert L. Rewey	$9,598	and	$32,550

Amounts shown in column (i) for Mr. Parry-Jones in 1998 include the value of a special stock award granted by the Company in lieu of an adjustment to Mr. Parry-Jones’ stock options to reflect the impact resulting from the spin-off of the Company’s interest in Associates First Capital Corporation (see p. 13 of this Proxy Statement).

(5)Mr. Nasser’s 1997 and 1998 compensation was for his service as Executive Vice President and President of Ford Automotive Operations. All of his 1999 compensation was for his service as President and CEO.

(6)All of Mr. Booker’s 1997, 1998 and 1999 compensation was for his service as Vice Chairman. He also served as Chief Financial Officer from July 1, 1999 to December 31, 1999.

(7)Mr. Devine retired from the Company effective September 30, 1999.

(8)All of Mr. Parry-Jones’ 1997 compensation was for his service as Vice President, Small and Medium Car Vehicle Center. All of his 1998 and 1999 compensation was for his service as Group Vice President, Product Development and Quality.

(9)All of Mr. Pestillo’s 1997 and 1998 compensation was for his service as Executive Vice President, Corporate Relations. All of his 1999 compensation was for his service as Vice Chairman and Chief of Staff.

(10)Amount shown reflects the U.S. dollar equivalent of foreign currency as of the date paid.

Stock Options

The Long-Term Incentive Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the options’ exercise price, as well as on the grantee’s investment decisions. Options that are “in the money” on a given date can become “out of the money” if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

The following two tables give more information on stock options.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR(1)

					Grant Date
Individual Grants					Value(2)

(a)	(b)	(c)	(d)	(e)	(f)
		% of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise
	Underlying	Employees	or Base		Grant Date
	Options/ SARs	in Fiscal	Price	Expiration	Present
Name	Granted(#)	Year	($/ Sh)	Date	Value $

Jacques A. Nasser	400,000	2.7%	57.9375	3/11/2009	7,012,000

W. Wayne Booker	100,000	0.7%	57.9375	3/11/2009	1,753,000

John M. Devine	100,000	0.7%	57.9375	3/11/2009	1,753,000

Richard Parry-Jones	50,000	0.3%	57.9375	3/11/2009	876,500

Peter J. Pestillo	100,000	0.7%	57.9375	3/11/2009	1,753,000

Robert L. Rewey	60,000	0.4%	57.9375	3/11/2009	1,051,800

Notes

(1)The exercise price of the stock options is the average of the high and low selling prices on the New York Stock Exchange on the grant date. Stock appreciation rights were granted in tandem with the stock options granted to Messrs. Nasser, Booker, Devine and Pestillo.

In general, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all rights end upon termination.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

In general, each grantee agrees to remain a Ford employee for at least one year from the grant of the option.

(2)These values were determined using the Black-Scholes methodology and the assumptions described in Note 12 to Ford’s Consolidated Financial Statements contained in Ford’s 1999 Form 10-K Report. The ultimate value of the options, if any, will depend on the future value of the common stock and the grantee’s investment decisions, neither of which can be accurately predicted.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/ SAR VALUES

(a)	(b)	(c)	(d)
			Number of Securities	(e)
			Underlying Unexercised	Value
			Options/	of Unexercised
			SARs at FY-End	In-the-Money Options/
			(#)	SARs at FY-End($)(1)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)	Unexercisable	Unexercisable

Jacques A. Nasser	19,786	802,740	657,869 /	20,198,591 /
			1,348,416	10,518,970

W. Wayne Booker	19,786	735,964	412,329 /	12,296,034 /
			235,894	2,849,648

John M. Devine	—	—	208,868 /	5,136,288 /
			348,416	4,984,560

Richard Parry-Jones	11,504 (2)	380,315	215,197 /	6,443,792 /
			123,626	1,375,701

Peter J. Pestillo	4,946	155,687	358,549 /	10,690,311 /
			217,774	2,469,676

Robert L. Rewey	61,834	3,116,452	283,125 /	8,338,524 /
			166,918	2,224,757

Notes

(1)These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock’s closing price on the New York Stock Exchange on December 31, 1999) and the exercise prices of the options. “In-the-money” means that the fair market value of the stock is greater than the option’s exercise price on the valuation date.

(2)The number shown for Mr. Parry-Jones represents shares of common stock with respect to which stock appreciation rights were exercised for cash. No shares of common stock were acquired in connection with the exercise of these stock appreciation rights.

Performance Stock Rights and Restricted Stock Units

Under the Long-Term Incentive Plan, eligible employees may receive nontransferable Performance Stock Rights. A Performance Stock Right is the right to receive, after a specified performance period, a Final Award of up to a certain number of shares of common stock. The number of shares depends on whether the Performance Stock Right’s performance goals are achieved and, for employees who are not Named Executives, on the employee’s individual performance.

Under the Long-Term Incentive Plan, eligible employees also may receive nontransferable Restricted Stock Units. A Restricted Stock Unit is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash equal in value to one share of common stock. The final number of Restricted Stock Units that can be paid out in cash depends on whether the goals are achieved and on the employee’s individual contribution.

The following table shows information on 1999 grants of Performance Stock Rights and Restricted Stock Units to the Named Executives.

LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(1)

			Estimated Future Payouts
			under Non-Stock Price-Based Plans

(a)		(c)	(d)	(e)	(f)
	(b)	Performance
	Number of	or Other
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target(2)	Maximum
Name	Rights(#)	or Payout	(#)	(#)	(#)

Jacques A. Nasser	300,000 PSRs	1999-01	0	n/a	450,000
	100,000 RSUs	Ret. + 18 mos	0	n/a	100,000

W. Wayne Booker	30,000 PSRs	1999-01	0	n/a	45,000
	20,000 RSUs	Ret. + 18 mos	0	n/a	20,000

John M. Devine	30,000 PSRs	1999-01	0	n/a	45,000

Richard Parry-Jones	17,000 PSRs	1999-01	0	n/a	25,500
	15,000 RSUs	Ret. + 18 mos	0	n/a	15,000

Peter J. Pestillo	30,000 PSRs	1999-01	0	n/a	45,000
	20,000 RSUs	Ret. + 18 mos	0	n/a	20,000

Robert L. Rewey	17,000 PSRs	1999-01	0	n/a	25,500

	15,000 RSUs	Ret. + 18 mos	0	n/a	15,000

Notes

(1)These entries represent the number of shares specified in Performance Stock Rights or Restricted Stock Units granted in 1999.

(2)No specific payout targets were created in connection with these grants.

Performance Stock Rights

The Compensation Committee decides the number of shares to be included in a Final Award by determining how completely certain performance goals were achieved. Usually, Performance Stock Rights are granted each year. The performance period is ordinarily three years. For 1999, performance goals for the Performance Stock Rights reported in column (b) of the table cover the 1999-2001 period and include essentially the same performance measures for each of the Named Executives. The performance goals and the mechanics of receiving a Final Award are more fully discussed on p. 17.

Dividend Equivalents paid in 1999 to the Named Executives in cash are reported in column (e) of the Summary Compensation Table on p. 20. Final Awards of common stock made to the Named Executives for the 1996-98 performance period are reported in column (h) of the Summary Compensation Table.

The amount ultimately realized for a Final Award will depend on the value of the common stock when the award is made, or if restricted, when the restrictions lapse and on the “earning out conditions.” Under these conditions, if an employee quits, retires without Company approval, is released in Ford’s best interest, is discharged, or engages in competitive activity after termination, all of the employee’s undistributed Final Awards, as well as outstanding Performance Stock Rights, will be forfeited and canceled unless a waiver is granted by the Committee. Further, all of the employee’s rights under any award will be forfeited if the Committee determines that the employee acted in a manner that is unfavorable to Ford’s best interests. After any restriction period ends, however, shares of common stock representing a Final Award are distributed to the employee free of restrictions and conditions.

Restricted Stock Units

The Committee creates the performance goals for the Restricted Stock Units and selects the persons who receive the Units. The 1999 grants, reported in column (b) of the table on p. 24, depend on the achievement of five major Company goals described on p. 18. Dividend Equivalents paid to the Named Executives are included in column (e) of the Summary Compensation Table. No Restricted Stock Units were paid out in 1999 to any of the Named Executives.

As with Performance Stock Rights, the amount ultimately realized under a Restricted Stock Unit depends on the achievement of performance goals, the compliance with certain conditions, and the value of common stock when the restrictions end.

Stock Performance Graphs

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against Standard & Poor’s 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Ford chose the other principal U.S. auto manufacturer — General Motors — as its peer issuer for the graph. We think this approach is more informative since relevant line of business indexes merely combine the U.S. automakers. In addition to the five-year graph, we are providing a similar performance graph covering a ten-year period. Both graphs assume an initial investment of $100, quarterly reinvestment of dividends and, in the case of Ford common stock, an adjustment to reflect the impact of the April 7, 1998 spin-off of Ford’s interest in Associates First Capital Corporation.

COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN

FORD, GENERAL MOTORS AND S&P 500 STOCK INDEX

LINE GRAPH

	FORD	GENERAL MOTORS	S&P 500

1994	100	100	100
1995	108	129	138
1996	127	140	169
1997	199	166	226
1998	376	202	290
1999	353	255	351

	1994	1995	1996	1997	1998	1999

FORD	100	108	127	199	376	353

GENERAL MOTORS	100	129	140	166	202	255

S&P 500	100	138	169	226	290	351

COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN

FORD, GENERAL MOTORS AND S&P 500 STOCK INDEX

LINE GRAPH

	FORD	GENERAL MOTORS	S&P 500

1989	100	100	100
1990	66	87	97
1991	74	77	126
1992	118	89	136
1993	183	154	150
1994	163	120	152
1995	177	154	209
1996	206	168	257
1997	325	200	343
1998	613	242	441
1999	576	306	533

	1989	1990	1991	1992	1993	1994	1995	1996

FORD	100	66	74	118	183	163	177	206

GENERAL MOTORS	100	87	77	89	154	120	154	168

S&P 500	100	97	126	136	150	152	209	257

[Additional columns below]

[Continued from above table, first column(s) repeated]

	1997	1998	1999

FORD	325	613	576

GENERAL MOTORS	200	242	306

S&P 500	343	441	533

Retirement Plans

Ford’s General Retirement Plan (“GRP”) provides a benefit for each year of noncontributory participation, and added benefits for those who make additional contributions. Ford also has two other retirement plans, the Supplemental Executive Retirement Plan (“SERP”) and the Benefit Equalization Plan (“BEP”). Under the SERP, certain executives, including the Named Executives, may receive (1) an additional monthly benefit after retirement based on years of credited service and final average base salary, and (2) annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP/ BEP if the executive’s total service had been recognized as contributory service under those plans. Under the BEP, eligible employees, including the Named Executives, receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 2000. Benefits are shown for various rates of final average base salary and assume that employee contributions were made for the indicated periods. Employees contribute at the rate of 1 1/2% of base salary up to the applicable limits of the Internal Revenue Service — $160,000 in 1999. The table shows total annual amounts payable under the GRP, SERP and BEP, including amounts relating to employee contributions.

ANNUAL CONTRIBUTORY PENSIONS

Years of Service

Final
Average

Base Salary	20 Years	25 Years	30 Years	35 Years	40 Years

$200,000	$83,100	$104,100	$125,200	$146,200	$165,600

400,000	193,700	242,800	291,900	341,000	386,200

600,000	304,400	381,600	458,700	535,900	606,800

800,000	423,100	530,300	637,500	744,700	843,400

1,000,000	529,800	664,000	798,300	932,500	1,056,000

1,200,000	636,500	797,800	959,100	1,120,400	1,268,600

1,400,000	743,100	931,500	1,119,800	1,308,200	1,481,200

1,600,000	849,800	1,065,200	1,280,600	1,496,000	1,693,800

1,800,000	956,500	1,199,000	1,441,400	1,683,800	1,906,400

2,000,000	1,063,200	1,332,700	1,602,200	1,871,700	2,119,000

GRP and BEP benefits are computed by averaging the employee’s highest five consecutive annual base salaries in the ten years immediately before retirement. SERP benefits generally are computed by averaging the employee’s final five year-end annual base salaries immediately before retirement.

As of December 31, 1999, the credited years of service for each of the Named Executives were as follows: Jacques A. Nasser, 32 years; W. Wayne Booker, 41 years; John M. Devine, 30 years; Richard Parry-Jones, 30 years; Peter J. Pestillo, 20 years; and Robert L. Rewey, 37 years.

The GRP and BEP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In addition to the GRP and BEP, Ford maintains a voluntary retirement program for select U.S. management employees called the Select Retirement Plan (“SRP”). The SRP adds three years of age and contributory service to the employee for retirement benefits purposes, with a 15% floor on the increase of the employee’s monthly benefits under any applicable retirement plans. The SRP generally calculates five year final average salary by using final salary for three of the five years. To participate in the SRP, an employee must be selected by management and generally must be at least age 52 and have ten or more years of credited service under the retirement plans.

Proposals Requiring Your Vote

In addition to voting for directors, the following six proposals may be voted on at the meeting. Ford will present Proposal 2 and we expect the remaining five to be presented by stockholders. In accordance with SEC rules, the text of each of the stockholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 1.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted to approve, disapprove, or abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

Selection of Independent Public Accountants

The Audit Committee of the Board of Directors selects and hires independent public accountants to audit Ford’s books of account and other corporate records. The Audit Committee’s selection for 2000 must be approved by you.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2000. Coopers & Lybrand L.L.P. (which has audited Ford’s books since 1946) and Price Waterhouse LLP merged July 1, 1998 to form PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP is well qualified to continue to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

For 1999, Ford paid PricewaterhouseCoopers LLP $89.4 million for world-wide audit and nonaudit services.

Ford management will present the following resolution to the meeting:

“RESOLVED: That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2000 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

PROPOSAL 3

Disclosure of Governmental Affiliation of Directors, Officers and Consultants

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, and Highlights and Lowlights, who together own 200 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

“RESOLVED: That the stockholders of Ford assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.

REASONS: Full disclosure on these matters is essential at Ford because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a Vote “against” Proposal 3.

SEC rules already require the Company to describe in public filings sent to or available to all stockholders the business experience during the past 5 years of all Company directors and executive officers. For example, please see pp. 3-8 of this Proxy Statement and pp. 30-34 of the Company’s 1999 Form 10-K Report.

Disclosure of prior government service of the additional people covered by the proposal would not provide sufficient additional meaningful information to justify the cost or burden of preparing a special report. The Company complies with all other rules relating to the employment of prior federal, state or local government employees.

Because of SEC regulations already in place, we believe that the proposal would not result in any meaningful benefit to the stockholders of the Company and would be unduly expensive to implement.

The Board of Directors recommends a Vote “against” Proposal 3.

PROPOSAL 4

John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of Ray T. Chevedden and Veronica G. Chevedden, who own 1,000 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

“RESOLVED:

INDEPENDENT DIRECTORS

The key board committees shall have all independent directors, (recommendation). The key board committees are:

•	Audit

•	Nominating

•	Compensation

SUPPORTING STATEMENT:

All members of a board’s audit, nominating and compensation committees should be independent. Source: The Council of Institutional Investors Shareholder Bill of Rights (www.ciicentral.com).

The standard for director independence is:

A director is independent if his or her only non-trivial professional, financial or familial connection to the company or its CEO within the past 10 years is his or her directorship.

This definition is a core policy in the Council of Institutional Investors Shareholder Bill of Rights. Institutional investors own 52% of Ford stock.

This resolution won by far the highest shareholder resolution vote at the Ford 1999 shareholder meeting. This substantial vote is a signal to Ford that shareholders are looking for greater independence on their board, when the Ford family controls 40% of the voting rights.

One of Ford’s big institutional investors, the California Public Employees’ Retirement System (CalPERS), voted its 6 million shares for this resolution. CalPERS said, “We believe key committees should be comprised entirely of independent directors.”

Source: Wall Street Journal May 14, 1999 article on this resolution (8-paragraphs).

According to a respected independent proxy advisory service, 6 Ford board seats out of 17 are held by insiders or directors with financial or family links to Ford. The key committees have additional flaws:

The 4-member audit committee:

•	Has no direct audit experience.

•	One member is a physics professor.

•	3 of 4 members may still each be over-extended by service on 4 or 5 boards at other companies.

Regarding the 2-member Compensation Committee:

1)	Dingman has 29 years on the board.

•	Limit director service to 10-15 years to allow fresh ideas — National Association of Corporate Directors.

2)	Reichardt may still serve on 10 boards at other companies.

•	Business Week highlighted Reichardt as “Stretched too thin?” with his 10 board seats. Reichardt is on the 11th worst board, troubled HMO Columbia/HCA.

The following news reports highlight the need for INDEPENDENT DIRECTOR oversight:

$1 billion Rouge tragedy cost 6 lives due to safety violations. Ford to pay fine.

Detroit News	Sept. 6, 1999

Federal court rules that “www.blueovalnews.com” website has right of free speech in disclosing Ford problems.

New York Times	Sept. 8, 1999

Ford recalls all its high-performance 1999 Mustang Cobras — some aren’t as high-performance as advertised.

USA Today	Sept. 9, 1999

Salaried workers express concern over Visteon spin-off in e-mail protest.

Detroit News	Sept. 26, 1999

Independent director oversight is also needed for management proposals. In 1998 Ford asked shareholders to approve lavish stock options that dilute Ford stock by 23%. Institutional Shareholder Services (www.cda.com/iss) recommended rejection. More than 33% of the non-family Ford stock rejected it.

To enhance independent Board oversight, vote yes for:

INDEPENDENT DIRECTORS
YES on 4”

The Board of Directors recommends a Vote “against” Proposal 4.

We believe that adoption of this proposal is contrary to the interests of Ford and you. This proposal is unduly restrictive and would deprive Ford of the services of highly qualified directors on the committees of our Board of Directors.

Ford is a large and complex company. Our directors come from a wide array of industries, companies and educational and other institutions, and have a broad range of experience and knowledge. Ford has been well served by its present policy on board and committee membership, which selects nominees for election based on criteria, including overall business experience and specific expertise, and giving due consideration of any relationships with the Company. Any material relationships between Ford and any director are disclosed under SEC rules. (See p. 14 of this Proxy Statement.)

There is only one Ford employee on the Board of Directors. Two new independent directors were recently added to the Board — Jorma J. Ollila and Robert E. Rubin. Mr. Ollila joined the Audit and the Environmental and Public Policy Committees, while Mr. Rubin joined the Finance and the Compensation and Option Committees. Adoption of this proposal would unduly restrict the candidates available for service on the committees of the Board. It also would exclude from consideration as potential board committee members candidates who have sound judgment, extensive experience, and a thorough knowledge of the operations of the Company. We believe that Ford’s current policies regarding the independence of directors are appropriate.

Furthermore, since the date that the proposal was submitted to Ford, the SEC adopted new rules and amended its current rules which will require, among other things, that the Company disclose in future proxy statements whether the Audit Committee members are independent and, if not, disclose certain information regarding any such member.

For these reasons, we believe that the proposal is unnecessary and not in the best interests of Ford or you.

The Board of Directors recommends a Vote “against” Proposal 4.

PROPOSAL 5

Proposed Amendment to the Company’s Certificate of Incorporation

Carl Olson, P.O. Box 6102, Woodland Hills, California 91365, who states that he owns 50 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

“RESOLUTION FOR STOCKOWNER APPROVED BY-LAWS

Be it resolved by the stockowners to request the Board of Directors to initiate an amendment to the certificate of incorporation such that stockowners could adopt by-laws which could be amended, altered, or repealed only by a subsequent vote of the stockowners.

Supporting Statement:

Unfortunately, in our governance of our corporation, we stockowners are at a great disadvantage. Our corporation has “tissue paper by-laws.” What that means is that if we adopt a by-law at a stockowner meeting, the board of directors right afterwards on that very same day can just tear that by-law up. That is, it can amend, alter, and repeal our by-law and can even adopt a by-law that is completely contrary to ours.

We deserve better protection.

By-laws can set important safeguards on important topics, such as financial statement reporting, secret ballots (or lack thereof), poison pill provisions, auditor responsibility, contested director elections, greenmail, buyout offers, stock buybacks, and so on.

When the stockowners speak and vote, the board and management should listen and abide by the decision. Right now, when we speak in the form of by-law amendments, the board doesn’t really have to care.

The current board of Ford Motor Company does not want you to have this protection. By opposing this resolution, it is telling you that the judgment of the stockowners is ALWAYS suspect and that the judgment of the directors is ALWAYS superior.

Just consider that Ford is incorporated in Delaware. That state’s corporation code allows corporations to have “tissue paper by-laws.” Moreover, in order to eliminate this disadvantage, the stockowners themselves cannot even propose changes in the certificate of incorporation. We are in the backseat position of having to request the Board to initiate the process.

To top it off, if this proposal receives a majority vote, the board can still just say no.

Your YES vote is very important. It will start the ball rolling. The we can let the Board show whatever its true colors are.”

The Board of Directors recommends a Vote “against” Proposal 5.

We believe that this proposal would not result in any appreciable benefit to the stockholders or the Company and is, therefore, not in the best interests of you or Ford.

As owners of the Company, stockholders have the right to participate in the governance of the Company, including the right to adopt, amend and repeal the Company’s By-Laws. It is generally recognized, however, that the business and affairs of every corporation, including Ford, are best managed by or under the direction of a board of directors. In recognition of this basic principle of corporate governance, the stockholders conferred the authority on the Board of Directors to adopt, amend and repeal the By-Laws in the Company’s Certificate of Incorporation.

Vesting Ford’s directors with the authority to adopt, amend and repeal the By-Laws enables the directors to discharge their fiduciary duties to the Company and you. This proposal potentially restricts the Board from acting quickly to amend the By-Laws when dictated by changing business conditions, for example, to create a new Board committee or a new officer position. Directors of a company cannot delegate their decision-making authority on matters which require them to exercise their business judgment, and they cannot delegate or relinquish their responsibility to the Company’s stockholders. The proposal threatens the ability of the directors to discharge these fiduciary duties by effectively prohibiting the directors from amending or repealing a By-Law provision, where so doing would be consistent with Ford’s long-term strategies and objectives.

For these reasons, we believe that the proposal and the action it calls for are unnecessary and not in the best interests of the Company and you.

The Board of Directors recommends a Vote “against” Proposal 5.

PROPOSAL 6

Study to Add Ford Employee(s) to the Board of Directors

Richard A. Mills, 740 Tobin Drive, Apt. 205, Inkster, Michigan 48141, who states that he is a Ford salaried employee and the owner of 128 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

“WHEREAS:

Ford Employees own approximately 20% of all Ford Motor Company Stock.

Jacques A. Nasser says that “employees need to act like owners of the company.”

The only Ford Employees on the Board of Directors are Executive Officers of the company.

The Board of Directors will be making far reaching decisions that involve the livelihood of its employees.

LET IT BE RESOLVED:

The Board of Directors will appoint a special committee of 5 hourly employees and 5 salaried employees (LL4-6 & GSR) to study the addition of Employee Directors. This special committee will report its recommendations back to the Organization Review and Nominating Committee of the Board of Directors within 6 months as to the following:

           Number of Employee Directors to be added to The Board of Directors.

           How the Employee Director(s) will be selected/nominated.
           Which committee(s) the Employee Directors will serve on.

The Organization Review and Nominating Committee of the Board of Directors will be required to vote for or against adopting the recommendations of the special committee prior to the 2001 Annual Stockholders Meeting.

SUPPORTING STATEMENT:

Ford Employees are the largest group of Ford Stockholders, approximately 50% of hourly employees and 85% of salaried employees own Ford common stock. In the future, the companies that are going to prosper and do well are going to be those companies who’s employees have a say in the direction of the company. Communication between the employees and the Board of Directors is very important.

The Board needs to know what policies are working or not. Most of all, Employee Directors will give direct feedback that isn’t filtered by layers of management who have their own ax to grind.”

The Board of Directors recommends a Vote “against” Proposal 6.

This proposal is similar to the proposal included in the 1999 Proxy Statement that was supported by less than 4% of the votes cast at the 1999 Annual Meeting.

The Board of Directors and the senior management of Ford recognize the substantial stake our employees have and the critical role they play in the success of the Company, both as a means of providing a livelihood for our employees and their families and as owners of the Company. As a result, input from employees on management decisions is valued and appreciated. In an effort to facilitate such a dialog, a number of forums are provided each year to solicit this input. Members of senior management regularly conduct “town hall” meetings and other forums at various locations where Ford has operations to listen to the concerns of employees and to hear their ideas for making our Company better. More importantly, all employees are encouraged to participate fully in decisions that impact the day-to-day operations of the Company. However, we believe that appointment of a new committee to make recommendations on “employee directors” to the Organization Review and Nominating Committee is unnecessary and would not result in any change to the Board of Directors.

The Organization Review and Nominating Committee of the Board of Directors is responsible for reviewing and making recommendations with respect to the size and composition of the Board and regarding nominations and elections of directors. In furtherance of these responsibilities, the Organization Review and Nominating Committee also considers stockholder, including employee stockholder, suggestions for director nominees before the proxy materials are mailed each year. (See p. 10 of this Proxy Statement for information on where to send nominations.) Because employee and non-employee stockholders already have the ability to submit suggestions for director nominees to the Committee, the proposal would not result in any appreciable benefit to stockholders.

Further, the complexity of the Company requires that the Board of Directors consist of individuals with a broad range of experience and knowledge. As a result, the current directors come from a wide array of industries, companies and educational and other institutions. The Committee believes that the Company has been well served by its current policy on board membership, which selects nominees for election based on criteria including overall business experience and specific expertise.

We do not believe that a new committee to study specifically the need for adding employee directors to the Board of Directors is necessary or would result in the addition of a director who would, as the proponent recommends, foster communication between employees and the Board of Directors. Under Delaware law, each member of the Board of Directors owes a fiduciary duty to all of the stockholders of the Company to act in their collective best interests. It would be contrary to this principle to nominate a director to represent the interests of a relatively small number of stockholders to the potential disadvantage of the vastly larger number of non-employee stockholders. We believe that all nominees should be selected based on their level of business experience, the specific expertise the nominees bring to the Board and other positive qualifications of the nominees.

Because the Organization Review and Nominating Committee already accepts stockholder suggestions for director nominees, and because each of the Company’s directors should and must be selected based on a wide range of qualification criteria, we do not believe that adoption of this proposal would be in your best interests or in the best interests of Ford.

The Board of Directors recommends a Vote “against” Proposal 6.

PROPOSAL 7

Proposal to Require Shareholder Approval Before Initiating a Stock Buyback Program

John J. Gilbert, 29 East 64th Street, New York, New York 10021, who states that he is the beneficial owner of 343 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

“Resolved:  That the shareholders of Ford Motor Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary that before any stock buy-back program(s) the shareholders vote for such program.

Reasons:  Shareholders vote on stock option programs, stock authorizations, employee and director stock purchase plans, exchange of stock in mergers, and so on.

I believe that shareholders should vote on stock buy-back programs.

If you agree, please mark your proxy for the resolution, otherwise it is automatically cast against it.”

The Board of Directors recommends a Vote “against” Proposal 7.

We believe that the proposal is unnecessary and would serve no useful purpose to the stockholders or Ford. The decision whether to repurchase shares of the Company’s outstanding stock is an integral part of Ford’s capital raising, capital management and financing activities. Issuing and repurchasing the Company’s securities as part of our overall capital structure and financing activity is a fundamental aspect of the Company’s business and affairs managed by the Company’s Board of Directors. The decision to repurchase shares and when to do so involves expert financial analysis which must be consistent with the other current and long-term financial policies and goals of the Company. Due to the complexity of decisions impacting financial policies, including policies related to capital structure, and the sophistication required to analyze and act on these policies, these financial decisions are properly within the discretion of the Company’s directors and management.

More importantly, if the proposal is implemented, it will severely restrict the discretion of the Board of Directors to the detriment of stockholders. By forcing the Board of Directors to obtain stockholder consent before instituting a financial policy such as a stock repurchase program, the proposal would deprive the Board of the flexibility needed to maximize stockholder value by making financial-related decisions at the most appropriate time. This would deny stockholders the benefit of the expertise, sophistication and timely decision-making skills of the Board that result in stockholder value. Accordingly, we believe that the proposal is unnecessary and would not result in any appreciable benefit to stockholders or the Company.

The Board of Directors recommends a Vote “against” Proposal 7.

Stockholder Proposals for 2001

Any stockholder proposal intended for inclusion in the proxy material for the 2001 annual meeting must be received no later than December 13, 2000. Stockholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of stockholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford’s 2000 Annual Report, including consolidated financial statements, was recently mailed to you. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at Zoo Atlanta, 800 Cherokee Avenue S.E., Atlanta, Georgia, for ten days prior to the meeting.

Expenses of Solicitation

The cost of soliciting proxies in the accompanying form will be paid by Ford. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

/s/ John M. Rintamaki
JOHN M. RINTAMAKI
Secretary

April 11, 2000

How to Attend the Annual Meeting

Stockholders of Record

When you provide your proxy, please let us know if you plan to attend the annual meeting. If you indicate that you plan to attend, we’ll mail you a ticket that will admit the named stockholder(s) and one guest. If your ticket does not arrive in time, we can issue you a ticket at the door.

“Street Name” Holders

Since most brokers don’t participate in our advance ticket plan, tell your broker you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting, and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your most recent brokerage account statement showing that you own Ford stock.

Directions to the Annual Meeting Site

The meeting is being held at Zoo Atlanta, 800 Cherokee Avenue S.E., Atlanta, Georgia. The general telephone number for Zoo Atlanta is (404) 624-5600. Directions to Zoo Atlanta are as follows:

Zoo Atlanta is located in historic Grant Park, minutes from downtown Atlanta. Take Interstate 75/85 to Interstate 20 East. Follow Interstate 20 East to the Boulevard Exit, which is Exit 59A. Proceed south on Boulevard about one mile to Atlanta Avenue. Turn right on Atlanta Avenue and then right again on Cherokee Avenue. Free parking lots are on the right side of Cherokee, and an area for Company stockholder parking will be clearly designated.

You may also visit Zoo Atlanta’s web site for online interactive directions. From www.zooatlanta.org, click on “Visitor Info,” then “Location and Directions,” then the hyperlink which offers to provide personalized directions to Zoo Atlanta.

[MAP OF ZOO ATLANTA AND SURROUNDING AREAS]

Notice of
2000
Annual Meeting
of Stockholders
and
Proxy Statement

[RECYCLED LOGO] [SOY INK LOGO]

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

[FORD MOTOR COMPANY LOGO]

[X]	Please mark your votes as in this example.

The Board of Directors Recommends a Vote FOR the Election of all Management Nominees and FOR Proposal 2.

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
Proposal 1—Election of Directors (see reverse)	[ ]	[ ]	Proposal 2—Ratification of Selection of Independent Public Accountants	[ ]	[ ]	[ ]

For, except vote withheld from the following nominee(s):

The Board of Directors Recommends a Vote AGAINST Proposals 3, 4, 5, 6 and 7.

		FOR	AGAINST		ABSTAIN
Proposal 3—Relating to Governmental Affiliation of Directors, Officers and Consultants		[ ]	[ ]		[ ]

Proposal 4—Relating to Independent Directors on Key Board Committees		[ ]	[ ]		[ ]

Proposal 5—Relating to a Proposed Amendment to the Certificate of Incorporation		[ ]	[ ]		[ ]

Proposal 6—Relating to Employee Directors on the Board of Directors		[ ]	[ ]		[ ]

Proposal 7—Relating to Stockholder Approval of Stock Buybacks		[ ]	[ ]		[ ]

Request Annual Meeting Ticket	Y E S	[ ]		N O	[ ]

Address Change	Y E S	[ ]		N O	[ ]

Discontinue duplicate Annual Report mailing for this account	Y E S	[ ]		N O	[ ]

SIGNATURE(S)________________________________________	DATE_____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

[FORD MOTOR COMPANY LOGO]

Instructions For Telephone And Internet Voting

Available 24 hours a day, 7 days a week

On a touch-tone phone call toll-free 1-877-779-8683 (outside the US and Canada call 201-536-8073) and you will hear these instructions:

•	Enter the last four digits of your social security number; and

•	Enter the control number from the box just below the perforation on the proxy card.

•	You will then have two options:

OPTION 1: to vote as the Board of Directors recommends on all proposals; or

OPTION 2: to vote on each proposal separately.

•	Your vote will be repeated to you and you will be asked to confirm it.

Log onto the Internet and type: http://www.eproxyvote.com/f

•	Have your proxy card ready and follow the simple instructions.

Your electronic vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If you have voted by phone or Internet, you do not need to return your proxy card.
THANK YOU FOR VOTING!

[FORD MOTOR COMPANY LOGO]

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders

The undersigned hereby appoints HENRY D.G. WALLACE and JOHN M. RINTAMAKI, or either of them, proxies with power of substitution, to vote all the shares of Common Stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Ford Motor Company’s Annual Meeting of Stockholders to be held at Zoo Atlanta, 800 Cherokee Avenue S.E., Atlanta, Georgia at 10:00 a.m., eastern daylight saving time, on May 11, 2000, and any adjournments thereof.

The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed below or any other person selected by the Board of Directors in substitution for any of the nominees (Proposal 1) and (b) “FOR” Proposal 2, and “AGAINST” Proposals 3,4,5,6 and 7, each of which is set forth in the Proxy Statement.

Proposal 1 — Election of Directors — Nominees:

01.	Michael D. Dingman	05.	Irvine O. Hockaday, Jr.	09.	Homer A. Neal

02.	Edsel B. Ford II	06.	Marie-Josee Kravis	10.	Jorma J. Ollila

03.	William Clay Ford	07.	Ellen R. Marram	11.	Carl E. Reichardt

04.	William Clay Ford, Jr.	08.	Jacques A. Nasser	12.	Robert E. Rubin

				13.	John L. Thornton

ADDRESS CHANGE: PLEASE NOTE CHANGE HERE AND MARK BOX ON REVERSE SIDE

(Continued and to be signed on reverse side)

Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope

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Annual Meeting of Stockholders
May 11, 2000, 10:00 a.m.
Zoo Atlanta
800 Cherokee Avenue S.E.
Atlanta, Georgia